EXHIBIT 99.1

Kellogg Company News

For release: January 31, 2005
Analyst /Media
Contact: Simon D. Burton, CFA (269) 961-6636

Kellogg Reports Strong Results In 2004

     BATTLE CREEK, Mich. – Kellogg Company (NYSE: K) today reported that its fourth quarter and full-year earnings exceeded its previously increased forecast range. The Company also reaffirmed its earnings forecast range for 2005 of $2.28-2.32 per share.

     Reported net earnings for the full year 2004 were $890.6 million, or a 13% increase from last year’s $787.1 million. Earnings were $2.14 per diluted share, an increase of 11% from $1.92 per share in 2003. Reported net earnings in the fourth quarter of 2004 were $186.4 million, or $0.45 per diluted share, compared to $188.0 million or $0.46 per share in the fourth quarter of 2003. This decline was anticipated and resulted primarily from a higher tax rate.

     “2004 was another excellent year for our Company,” said Jim Jenness, Kellogg’s chairman and chief executive officer-designate. “We remained focused on innovation and brand building, we added excitement to our categories, and we improved mix. Importantly, we did all this while making significant investment in our future growth.”

     Reported net sales in 2004 increased by 9% to $9.6 billion; fourth quarter sales increased by 12%, to $2.4 billion. Internal net sales growth, which excludes the effect of foreign-currency translation and a 53rd week, was 5% for the full year and 4% in the fourth quarter.

     Kellogg North America reported net sales growth of 7% in 2004, and 12% in the fourth quarter. Internal sales growth was 5% in 2004, which built on growth of 3% in 2003; internal sales growth in the fourth quarter was also 5 percent. Retail cereal internal sales increased by 2% in 2004, even after posting a gain of 6% during 2003; 2004’s growth led to the fifth consecutive year of category share gains in the ready-to-eat cereal category. Retail cereal internal sales increased by 1% in the fourth quarter, which built on exceptional growth of 9% in the fourth quarter of 2003. Retail snacks posted internal sales growth of 8% in 2004 and 10% in the fourth quarter. This excellent full-year growth resulted from increased sales of toaster pastries, crackers and wholesome

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snacks. The Frozen and Specialty Channels businesses posted internal growth of 4% for the full year and 3% for the fourth quarter. These results were led by mid single-digit internal sales growth in the Food Away From Home business and double-digit growth in the Eggo business.

     Kellogg International reported net sales growth of 14% in 2004, and 12% in the fourth quarter. Internal sales growth was 5% for the full year and 2% in the fourth quarter. Internal sales growth in Latin America was 11% in 2004 and 2% in the fourth quarter. Full-year growth was driven by increased sales in both cereal and snacks in the Mexican market. Fourth quarter growth was limited by difficult comparisons in Mexico and the repurchase of a few weeks of inventory elsewhere in Latin America. Europe posted internal sales growth of 4% and 2% for the full year and fourth quarter, respectively. Sales increased in the United Kingdom despite increased competitive activity; the remainder of the European business also posted increased sales in 2004. The Asia Pacific business reported internal sales growth of 2% for the full year and 5% for the fourth quarter despite a relatively weak cereal category in Korea and continued competitive activity in Australia.

     Operating profit increased by 9% in 2004 to $1.7 billion; operating profit increased by 4% to $366 million during the fourth quarter. Investment in brand building increased at a double-digit rate in 2004 and at a high single-digit rate in the fourth quarter. In addition, the Company made significant investments in up-front costs related to cost-reduction initiatives during both periods.

     In addition, net earnings included the impact of a higher tax rate of 35.9% in the fourth quarter. This higher tax rate resulted primarily from the Company’s decision to repatriate foreign earnings as a result of passage of the American Jobs Creation Act.

     In 2004, cash flow, defined as cash from operating activities less capital expenditures, was $950 million, including $11 million more of total contributions to benefit plans than in 2003. The Company reduced debt by $286 million and repurchased $298 million of its stock in 2004.

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Kellogg Reaffirms 2005 Outlook

     Kellogg reiterated its expectation for full-year earnings per share to fall within a range of $2.28-2.32; this excludes the impact of an accounting change which requires the expensing of stock-based compensation. The Company expects higher benefit costs in 2005 and no net effect from changed commodity costs. The Company also anticipates that it will continue to invest in future growth through increased brand-building activity and the execution of additional cost-saving initiatives.

     Mr. Jenness concluded, “2004 was another strong year for our Company. We remained focused on our proven strategy and made the right decisions for the future. We executed well and increased our investment in the business. Each of our 25,000 employees around the world is committed to providing growth for our share owners and I have every confidence in their ability to deliver in 2005, and the years to come.

About Kellogg Company

     With 2004 sales of almost $10 billion, Kellogg Company is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, frozen waffles, meat alternatives, pie crusts, and ice cream cones. The company’s brands include Kellogg’s, Keebler, Pop-Tarts, Eggo, Cheez-It, Nutri-Grain, Rice Krispies, Murray, Austin, Morningstar Farms, Famous Amos, Carr’s, and Kashi. Kellogg products are manufactured in 17 countries and marketed in more than 180 countries around the world. For more information, visit Kellogg’s web site at http://www.kelloggcompany.com.

Forward-Looking Statements Disclosure

     This news release contains forward-looking statements related to business performance, earnings, costs, brand building, and cost-saving initiatives. Actual performance may differ materially from these statements due to factors related to competitive conditions and their impact; the effectiveness of advertising, pricing and promotional spending; the success of productivity improvements and business transitions; the success of innovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the availability of and interest rates on short-term financing; commodity and energy prices and labor

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costs; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses; changes in consumer behavior and preferences; U.S. and foreign economic factors such as interest rates, statutory tax rates, and foreign currency conversions or unavailability; legal and regulatory factors; business disruption or other losses from terrorist acts or political unrest; and other factors.

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Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF EARNINGS
(millions, except per share data)

	Quarter ended	Quarter ended	Year ended	Year ended
	Jan. 1,	Dec. 27,	Jan. 1,	Dec. 27,
(Quarterly results and 2004 annual results are unaudited)	2005	2003	2005	2003

Net sales	$2,390.8	$2,135.0	$9,613.9	$8,811.5

Cost of goods sold	1,317.0	1,188.1	5,298.7	4,898.9
Selling and administrative expense	708.1	595.1	2,634.1	2,368.5

Operating profit	365.7	351.8	1,681.1	1,544.1

Interest expense	78.1	102.9	308.6	371.4
Other income (expense), net	3.2	(5.4)	(6.6)	(3.2)

Earnings before income taxes	290.8	243.5	1,365.9	1,169.5
Income taxes	104.4	55.5	475.3	382.4

Net earnings	$186.4	$188.0	$890.6	$787.1

Net earnings per share:
Basic	$.45	$.46	$2.16	$1.93
Diluted	$.45	$.46	$2.14	$1.92

Dividends per share	$.2525	$.2525	$1.01	$1.01

Average shares outstanding:
Basic	413.2	408.6	412.0	407.9

Diluted	417.7	412.0	416.4	410.5

Actual shares outstanding at period end			413.0	409.7

Other income (expense), net includes non-operating items such as interest income, foreign exchange gains and losses, charitable donations, and gains on asset sales.

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Kellogg Company and Subsidiaries
SELECTED OPERATING SEGMENT DATA
(millions)

	Quarter ended	Quarter ended	Year ended	Year ended
	Jan. 1,	Dec. 27,	Jan. 1,	Dec. 27,
(Quarterly results and 2004 annual results are unaudited)	2005	2003 (a)	2005	2003 (a)

Net sales
North America	$1,593.2	$1,420.9	$6,369.3	$5,954.3
Europe	489.6	425.7	2,007.3	1,734.2
Latin America	170.9	169.7	718.0	666.7
Asia Pacific (b)	137.1	118.7	519.3	456.3

Consolidated	$2,390.8	$2,135.0	$9,613.9	$8,811.5

Segment operating profit
North America	$334.0	$278.1	$1,240.4	$1,134.2
Europe	16.8	52.2	292.3	279.8
Latin America	34.9	37.6	185.4	168.9
Asia Pacific (b)	17.3	7.1	79.5	61.1
Corporate	(37.3)	(23.2)	(116.5)	(99.9)

Consolidated	$365.7	$351.8	$1,681.1	$1,544.1

(a)	2003 results were restated to conform to 2004 operating segment presentation as follows: 1) U.S. and Canadian results combined into North America, 2) certain U.S. export operations reclassified from U.S. to Latin America, and 3) certain SGA expenditures reallocated between Corporate and North America.

(b)	Includes Australia and Asia.

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Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(millions)

	Year ended	Year ended
	Jan. 1,	Dec. 27,
(2004 results are unaudited)	2005	2003

Operating activities
Net earnings	$890.6	$787.1
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	410.0	372.8
Deferred income taxes	57.7	74.8
Other	96.0	76.1
Postretirement benefit plan contributions	(195.5)	(184.2)
Changes in operating assets and liabilities	(29.8)	44.4

Net cash provided by operating activities	1,229.0	1,171.0

Investing activities
Additions to properties	(278.6)	(247.2)
Dispositions of businesses	—	14.0
Other	8.2	14.2

Net cash used in investing activities	(270.4)	(219.0)

Financing activities
Net issuances of notes payable	388.9	(100.1)
Issuances of long-term debt	7.0	498.1
Reductions of long-term debt	(682.2)	(956.0)
Net issuances of common stock	291.8	121.6
Common stock repurchases	(297.5)	(90.0)
Cash dividends	(417.6)	(412.4)
Other	(6.7)	(0.6)

Net cash used in financing activities	(716.3)	(939.4)

Effect of exchange rate changes on cash	33.9	28.0

Increase in cash and cash equivalents	276.2	40.6
Cash and cash equivalents at beginning of period	141.2	100.6

Cash and cash equivalents at end of period	$417.4	$141.2

Supplemental Financial Data:

Cash Flow (operating cash flow less property additions)*	$950.4	$923.8

*	We use this non-GAAP measure of cash flow to focus management and investors on the amount of cash available for debt reduction, dividend distributions, acquisition opportunities, and share repurchase.

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Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET

(2004 results are unaudited)	January 1,	December 27,
(millions, except per share data)	2005	2003 *

Current assets
Cash and cash equivalents	$417.4	$141.2
Accounts receivable, net	776.4	754.8
Inventories:
Raw materials and supplies	188.0	185.3
Finished goods and materials in process	493.0	464.5
Other current assets	247.0	242.1

Total current assets	2,121.8	1,787.9
Property, net of accumulated depreciation of $3,778.8 and $3,439.3	2,715.1	2,780.2
Goodwill	3,092.9	3,098.4
Other intangibles, net of accumulated amortization of $46.1 and $35.1	2,023.4	2,034.4
Other assets	837.2	441.8

Total assets	$10,790.4	$10,142.7

Current liabilities
Current maturities of long-term debt	$278.6	$578.1
Notes payable	709.7	320.8
Accounts payable	767.2	703.8
Accrued advertising and promotion	322.0	323.1
Other current liabilities	768.5	840.2

Total current liabilities	2,846.0	2,766.0

Long-term debt	3,892.6	4,265.4
Deferred income taxes	1,187.6	1,062.8
Pension benefits	181.1	165.3
Nonpension postretirement benefits	269.7	291.0
Other liabilities	156.2	149.0

Shareholders’ equity
Common stock, $.25 par value	103.8	103.8
Capital in excess of par value	—	24.5
Retained earnings	2,701.3	2,247.7
Treasury stock, at cost	(108.0)	(203.6)
Accumulated other comprehensive income (loss)	(439.9)	(729.2)

Total shareholders’ equity	2,257.2	1,443.2

Total liabilities and shareholders’ equity	$10,790.4	$10,142.7

* Condensed from audited financial statements.

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